UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of Securities Exchange Act of 1934

Filed by the Registrant:   /x/
Filed by a Party other than the Registrant:   / /
Check the appropriate box:

/ /   Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                           Agouron Pharmaceuticals, Inc.
                          10350 North Torrey Pines Road
                           La Jolla, California  92037
               (Name of Registrant as Specified in its Charter)

                        _________________________________
        (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee: (Check the Appropriate Box)

/x/   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2),
      or Item 22a(2) of Schedule 14a).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1.  Title of each class of securities to which transaction applies:  ____

    2.  Aggregate number of securities to which transaction applies:  ____

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ____

    4.  Proposed maximum aggregate value of transaction:  _______

    5.  Total fee paid:  _______

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.  Amount Previously Paid:   _______________

    2.  Form, Schedule or Registration Statement No.:   ______________

    3.  Filing Party:   ________________

    4.  Date Filed:   ________________

                          AGOURON PHARMACEUTICALS, INC.
                          10350 North Torrey Pines Road
                         La Jolla, California 92037-1020

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 7, 1996

     The Annual Meeting of Shareholders ("Meeting") of Agouron
Pharmaceuticals, Inc., a California corporation (the "Company") will be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, on Thursday, November 7, 1996, at 9:00 a.m. for the following purposes:

1. To elect nine directors of the Company, all of whom shall serve until the 1997 Annual Meeting of Shareholders (and until the election and qualification of their successors);

2.     To consider and vote upon approval of the Company's 1996 Stock Option
       Plan;

3.     To ratify the selection of independent accountants; and

4. To consider and act upon such other business as may properly be presented to the Meeting or any adjournments or postponements thereof.

     Only shareholders of record as of the close of business on September 24, 1996 will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection at the offices of the Company for 10 days before the Meeting.

     All shareholders are cordially invited to attend the Meeting in person. Regardless of whether you plan to attend the Meeting, please sign and date the enclosed Proxy and return it promptly in the accompanying envelope, postage for which has been provided if mailed in the United States. The prompt return of Proxies will ensure a quorum and save the Company the expense of further solicitation. Any shareholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the Meeting or by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date.


                                     By Order of the Board of Directors




                                     Gary E. Friedman
                                     Secretary


La Jolla, California
September 24, 1996

                         AGOURON PHARMACEUTICALS, INC.
                          10350 North Torrey Pines Road
                         La Jolla, California 92037-1020

                                PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON NOVEMBER 7, 1996


                             GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors ("Board") of Agouron Pharmaceuticals, Inc., a California corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders for the fiscal year ended June 30, 1996 (the "Meeting") to be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, on Thursday, November 7, 1996 at 9:00 a.m., and at any adjournments or postponements thereof, for the purposes set forth in the preceding notice. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about September 25, 1996.

     Any shareholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the Meeting or by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date.

     All shares represented by valid Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the proxyholders. Any duly executed Proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board and in favor of Proposals 2 and 3 described in the Notice of Meeting and this Proxy Statement.

     The expense of printing and mailing Proxy material will be borne by the Company. In addition to the solicitation of Proxies by mail, solicitation may be made by certain directors, officers or other employees of the Company by telephone, telegraph, facsimile or in person. No additional compensation will be paid to such persons for such solicitation. No other individuals or entities will receive compensation for the solicitation of Proxies. However, the Company will request brokers, nominees, fiduciaries and custodians to forward Proxy materials to the beneficial owners of the Company's shares and the Company will reimburse such brokers or other persons for their reasonable out-of-pocket expenses incurred in connection with forwarding such materials.


                    SHARES OUTSTANDING AND VOTING RIGHTS

     Only shareholders of record as of the close of business on September 24, 1996 (the "Record Date") will be entitled to vote at the Meeting. As of September 16, 1996, there were outstanding 13,500,134 shares of common stock.

     Holders of common stock are entitled to one vote per share on all matters brought before the Meeting and to cumulate votes for the election of the nine directors. Therefore, in voting for directors, each outstanding share of common stock is entitled to nine votes which may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and the shareholder has given notice at the Meeting of the intention to cumulate votes.

     The persons authorized to vote shares represented by executed Proxies for common stock in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates had been withheld, among those candidates for whom authority to vote has not been withheld.

     The required quorum for the Meeting shall consist of a majority of the outstanding shares of common stock which are entitled to vote in person or by proxy at the Meeting. Assuming that a quorum is present at the Meeting, the nine persons receiving the highest number of votes will be elected to the Board. The required vote for the approval of other business matters is set forth in the discussion of such matters.

                           BOARD OF DIRECTORS

     Under the bylaws of the Company, the number of directors is to be not less than six nor more than eleven, with the actual number to be fixed from time to time by resolution of the Board. The Board has fixed at nine the number of directors to be elected at the 1996 Annual Meeting of Shareholders. Under the terms of the Series A Preferred Stock Purchase Agreement, the Company has agreed to nominate for election to the Board a designee (Ms. Cloherty) of a holder of shares issued on conversion of the Series A preferred stock. See "CERTAIN TRANSACTIONS."

     Nine directors are to be elected at the Meeting, each to serve until the next Annual Meeting of Shareholders and until their respective successors are elected or appointed. Unless authority to vote for all directors is withheld, it is intended that the shares represented by the enclosed Proxy will be voted for the election of the nominees named. In the event any of them shall become unable or unwilling to accept nomination or election, the shares represented by the enclosed Proxy will be voted for the election of such other person as the Board may recommend in his or her place. The Board has no reason to believe that any such nominee will be unable or unwilling to serve.

                              ELECTION OF DIRECTORS
                            (Item 1 on the Proxy Card)

     The nine nominees for election as directors, all of whom are members of the present Board, are Peter Johnson, Gary E. Friedman, John N. Abelson, Patricia M. Cloherty, A.E. Cohen, Michael E. Herman, Irving S. Johnson, Antonie T. Knoppers and Melvin I. Simon. Their terms will last until the 1997 Annual Meeting of Shareholders. Certain information concerning the nominees for directors is set forth below.

     The Board recommends that you vote FOR the nominees for directors, as set forth in Item 1 on the Proxy Card.

Nominees for Election as Directors

   Name                       Age         Position
   Peter Johnson              51          President, Chief Executive Officer
                                            and Director
   Gary E. Friedman           49          Vice President, General Counsel,
                                            Secretary and Director
   John N. Abelson, Ph.D.(1)  57          Director
   Patricia M. Cloherty(2)    54          Director
   A.E. Cohen(1)              60          Director
   Michael E. Herman(1)       55          Director
   Irving S. Johnson, Ph.D.   71          Director
   Antonie T. Knoppers, M.D.,
     Ph.D.(2)                 81          Director
   Melvin I. Simon, Ph.D.(2)  59          Director

- -----------------------------
(1)  Member of Directors Compensation Committee
(2)  Member of Audit Committee

     Peter Johnson, a founder of the Company, has served as a director and as president and chief executive officer of the Company since its inception in 1984. Through 1989, Mr. Johnson held various positions with The Agouron Institute, including executive director. Mr. Johnson received a M.A. from the University of California, San Diego.

     Gary E. Friedman, a founder of the Company, has served as a director since its inception, as the Secretary of the Company since May 1986 and as vice president and general counsel since December 1991. Previously, from 1982 until December 1991, Mr. Friedman was a principal of the law firm of Friedman, Jay & Cramer, a Professional Corporation. Mr. Friedman is a California Certified Specialist in Taxation. Mr. Friedman received a J.D. and a M.B.A. from the University of California, Berkeley and a L.L.M. in taxation from the University of San Diego.

     John N. Abelson, a founder of the Company, has served as a director since its inception. Dr. Abelson, a molecular biologist, is a member of the National Academy of Sciences. Since 1982, Dr. Abelson has been a member of the faculty of the Division of Biology at the California Institute of Technology where, from October 1989 until June 1995, he served as chairman. Previously, Dr. Abelson was a member of the faculty in the Department of Chemistry at the University of California, San Diego. Dr. Abelson received a Ph.D. in biophysics from The Johns Hopkins University and was a postdoctoral fellow at the Laboratory of Molecular Biology in Cambridge, England. Dr. Abelson also serves as a director of The Agouron Institute.

     Patricia M. Cloherty joined the Board in December 1988. Since 1970, Ms. Cloherty has been associated with Patricof & Co. Ventures, Inc. (formerly Alan Patricof Associates, Inc.), a New York venture capital firm
 ("Patricof"), and has been a general partner of its funds since 1973. In 1993, she was elected president of Patricof. Ms. Cloherty also served as deputy administrator for the U.S. Small Business Administration in 1977 and 1978. Ms. Cloherty also serves on the board of directors of several private companies.

     A.E. Cohen joined the Board in March 1992. Mr. Cohen is an independent management consultant. From 1957 until his retirement in January 1992, Mr. Cohen held various positions at Merck & Co., Inc., including senior vice president and president of the Merck Sharp & Dohme International Division. Currently, Mr. Cohen is the chairman of the board of Neurobiological Technologies, Inc. and is a member of the board of directors of Akzo N.V., Immunomedics, Inc., Teva Pharmaceutical Industries Ltd. and Vasomedical, Inc., all of which are public companies. Mr. Cohen also serves on the board of directors of several private companies.

     Michael E. Herman joined the Board in October 1992. Mr. Herman is a private investor, as well as president and chief operating officer of the Kansas City Royals Baseball Team. From October 1974 until his retirement in 1990, Mr. Herman held various positions at Marion Laboratories, Inc. (now Hoechst Marion Roussel), including executive vice president and chief financial officer. Currently, Mr. Herman serves as chairman of the finance committee of the Ewing Marion Kauffman Foundation, a private foundation located in Kansas City where, from 1985 through 1990, he was the president
and chief operating officer.   Mr. Herman is also a member of the board of
directors of Cerner Corporation and Seafield Capital, both of which are public companies, and serves on the board of directors of several private companies.

     Irving S. Johnson joined the Board in May 1989. Dr. Johnson is an independent consultant in biomedical research working with numerous private companies. From 1953 until his retirement in November 1988, Dr. Johnson held various positions at Eli Lilly and Company, including vice president of research from 1973 until 1988. Dr. Johnson also served on several committees of the National Academy of Sciences, the Office of Technology Assessment and the National Institutes of Health. Currently, he is a member of the board of directors of Allelix Biopharmaceuticals Inc. and Ligand Pharmaceuticals Incorporated, both of which are public companies. Dr. Johnson received a Ph.D. in developmental biology from the University of Kansas.

     Antonie T. Knoppers joined the Board in July 1991. Dr. Knoppers is an independent management consultant. From 1952 until his retirement in 1975, Dr. Knoppers held various positions at Merck & Co., Inc., including vice chairman of the board and president and chief operating officer. Dr. Knoppers is a member of the board of directors of Centocor, Inc., a public biotechnology company. In addition, he is a former chairman of the U.S. Council of the International Chamber of Commerce and a member of the advisory board of PaineWebber Development Corporation, an affiliate of PaineWebber Incorporated. Dr. Knoppers received a M.D. from the University of Amsterdam and a Ph.D. from the University of Leiden, The Netherlands.

     Melvin I. Simon, a founder of the Company, has served as a director since its inception. Dr. Simon, a molecular geneticist, is a member of the National Academy of Sciences. Currently, Dr. Simon is chairman of the Division of Biology at the California Institute of Technology where he has been a member of the faculty since 1982. Previously, Dr. Simon was a member of the faculty in the Department of Biology at the University of California, San Diego. Dr. Simon received a Ph.D. in biochemistry from Brandeis University. Dr. Simon also serves as a director of The Agouron Institute.

Committees and Meetings of the Board

     The Company has a Directors Compensation Committee and an Audit Committee. The Company does not have a Nominating Committee. During the fiscal year ended June 30, 1996, the Board held six meetings.

     During the fiscal year ended June 30, 1996, members of the Audit Committee consisted of Ms. Cloherty, Chairperson, Dr. Knoppers and Dr. Simon. The Audit Committee oversees the Company's accounting and financial reporting policies, makes recommendations to the Board regarding the appointment of independent accountants, reviews with the independent accountants the accounting principles and practices followed by the Company and the adequacy thereof, approves the Company's annual audit and financial results and any material change in accounting principles, policies and procedures and makes recommendations to the Board with regard to any of the preceding. The Audit Committee held two meetings in the fiscal year ended June 30, 1996.

     During the fiscal year ended June 30 1996, members of the Directors Compensation Committee consisted of Mr. Herman, Chairman, Dr. Abelson, and Mr. Cohen. The Directors Compensation Committee recommends to the Board the Company's overall compensation and the individual compensation elements for the Company's executive officers and directors. The Directors Compensation Committee does not approve grants of stock options to executive officers and directors under the Company's stock option plans. The Directors Compensation Committee held two meetings in the fiscal year ended June 30, 1996. During fiscal 1996, the full Board was responsible for approving grants of options to executive officers who are not also directors; the Disinterested Stock Option Committee was responsible for approving grants of options to directors, including directors who were also executive officers of the Company. During the 1996 fiscal year, the members of the Disinterested Stock Option Committee consisted of Dr. Abelson, Ms. Cloherty, Mr. Cohen, Mr. Herman, Dr. Johnson, Dr. Knoppers and Dr. Simon. The Disinterested Stock Option Committee took action by unanimous written consent without a meeting on one occasion during fiscal 1996. On August 15, 1996, the effective date of changes made to Section 16(b) of the Securities Exchange Act of 1934, the Disinterested Stock Option Committee was disbanded as the committee's actions could thereafter be performed by the full Board of Directors.

     No incumbent director attended fewer than 75% of the aggregate of the Board and Committee meetings in which such director was entitled to participate.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of September 24, 1996 relating to the beneficial ownership of the Company's common stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's common stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

                                                   Beneficial Ownership(1)
                                                Number of      Percentage of
         Beneficial Owner                        Shares            Total
     Peter Johnson(2)                            273,500           2.0%
     Gary E. Friedman(2) Family Trust            112,181             *
     John N. Abelson(2)(3)(7)                     63,055             *
     Patricia M. Cloherty(2)(4)                  332,502           2.5
     A. E. Cohen(2)                               28,750             *
     Michael E. Herman(2)(5)                      40,250             *
     Irving S. Johnson(2)                         23,750             *
     Antonie T. Knoppers(2)                       23,850             *
     Melvin I. Simon(2) and
         Linda F. Simon Living Trust(3)(6)        75,000             *
     Neil J. Clendeninn                           47,150             *
     Robert C. Jackson                           101,250             *
     Barry D. Quart                               37,582             *
     R. Kent Snyder(8)                            45,366             *
     The Agouron Institute                       716,000           5.3
     505 Coast Boulevard
     La Jolla, CA  92037

All executive officers and directors
          as a group (15 persons)              1,292,560           9.1

- ------------------------------
*       less than 1%.
(1) Unless otherwise indicated, the persons named in the above table exercise sole voting and investment powers with respect to all shares beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned includes the following number of shares issuable upon exercise of stock options exercisable within 60 days of September 24, 1996: Mr. Johnson, 237,650 shares; Mr. Friedman, 76,400 shares; Dr. Abelson, 5,000 shares; Mr. Cohen, 23,750 shares; Mr. Herman, 23,750 shares; Dr. Johnson, 23,600 shares; Dr. Knoppers, 22,750 shares; Dr. Simon, 5,000 shares; Dr. Clendeninn, 47,150 shares; Dr. Jackson, 100,750 shares; Dr. Quart 37,150 shares; Mr. Snyder, 42,900 shares; and all executive officers and directors as a group, 732,981 shares.
(2)     Director.
(3) Does not include 716,000 shares held by The Agouron Institute, of which Drs. Abelson and Simon are directors. As directors, they share voting and investment powers as to the shares held by The Agouron Institute.
(4) Includes 332,502 shares which are held by APA Excelsior II, L.P. ("APA") and Excelsior Venture Capital Holdings (Jersey) Ltd., of which Ms. Cloherty may be deemed to share beneficial ownership. Ms. Cloherty is a general partner of a partnership which is the general partner of APA and, as such, shares voting and investment powers with the other general partners. Ms. Cloherty is also president of Patricof & Co. Ventures, Inc. ("Patricof"), investment advisor to Jersey and, as such, shares investment power with the other officers of Patricof. However, Patricof does not have power to vote the shares owned by Jersey but does make recommendations to those entities. See "CERTAIN TRANSACTIONS."
(5) Includes 10,000 shares held by the Herman Family Trading Company, a family partnership of which Mr. Herman is the general partner, 5,000 shares held by Vail Fishing Partners in which Mr. Herman has a 50% general partner interest and 1,500 shares held by Mrs. Herman, of which Mr. Herman disclaims any beneficial ownership.
(6)     Shared voting and investment power.
(7) Includes 500 shares held by Dr. Abelson as custodian for his minor children, of which Dr. Abelson disclaims any beneficial ownership.
(8) Includes 400 shares held by immediate family members, of which Mr. Snyder disclaims any beneficial ownership.

                           EXECUTIVE COMPENSATION

Compensation of Directors

     Non-employee members of the Board receive cash compensation in the amount of $250 per Board meeting for their services as Board members, and are eligible for reimbursement of their expenses incurred to attend such meeting in accordance with Company policy. In addition to meeting fees, certain non-employee directors received consulting fees during fiscal 1996. For scientific consultation, Dr. Abelson received $30,040; Dr. Knoppers, $4,500; Dr. Johnson, $18,750 and Dr. Simon, $27,400. For special consultation concerning corporate development issues, Mr. Cohen received $18,750 and Mr. Herman received $19,000.

Compensation of Executive Officers

     The following table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and to the four other most highly compensated executive officers whose annual compensation exceeded $100,000 for the fiscal year ended June 30, 1996 (collectively the "named executive officers") for service during the fiscal years ended June 30, 1996, 1995 and 1994:

                         Summary Compensation Table

                                                   Long-Term
                                                  Compensation
   Name                   Annual Compensation       Awards(2)
 Principal                                            Stock       All Other
 Position              Year  Salary(1)     Bonus     Options  Compensation(3)
Peter Johnson          1996   $285,000   $100,000     90,000     $  1,647
President and Chief    1995    253,500     70,000(4)  78,200          948
Executive Officer      1994    205,000     50,000     91,200          899

Neil J. Clendeninn     1996    192,900     40,000     22,000        1,685
Vice President,        1995    187,900     88,309(5)  10,000      131,619
Clinical Affairs       1994    177,200     35,000     18,300      107,056

Robert C. Jackson      1996    184,000     45,000     22,000        1,647
Vice President,        1995    179,000     30,000(4)  12,000          948
Research & Development 1994    156,600     35,000     33,000          899

Barry D. Quart(5)      1996    165,000     70,500(6)  36,000       16,587
Vice President,        1995    150,600     57,000(4)  30,000        9,005
Regulatory Affairs     1994    142,000     32,500     26,800       68,453

R. Kent Snyder         1996    178,500     62,200(6)  32,000        1,777
Vice President,        1995    158,000     55,000(4)  20,000        1,014
Commercial Affairs     1994    149,000     53,000     40,800          720


(1) Includes amounts deferred out of compensation under the Company's 401(k) Plan otherwise payable in cash during each fiscal year.
(2) The Company has made no restricted stock awards, has not granted any stock appreciation rights and has no other long-term incentive plans.
(3)
     (a) During 1996, the Company made matching contributions to the Company's 401(k) Plan in the following amounts: Mr. Johnson, $1,647; Dr. Clendeninn, $1,685; Dr. Jackson, $1,647; Dr. Quart, $1,959 and Mr. Snyder, $1,777.
     (b) During 1995, the Company made matching contributions to the Company's 401(k) Plan in the following amounts: Mr. Johnson, $948; Dr. Clendeninn, $900; Dr. Jackson, $948; Dr. Quart, $557; and Mr. Snyder, $1,014.
     (c) During 1994, the Company made matching contributions to the Company's 401(k) Plan in the following amounts: Mr. Johnson, $899; Dr. Clendeninn, $1,047; Dr. Jackson, $899; Dr. Quart, $1,047; and Mr. Snyder, $720.
     (d) During 1996, the Company reimbursed Dr. Quart for relocation costs in the amount of $14,628.
     (e) During 1995, the Company reimbursed certain officers for relocation costs as follows: Dr. Clendeninn, $130,719 and Dr. Quart, $8,448.
     (f) During 1994, the Company reimbursed certain officers for relocation costs as follows: Dr. Clendeninn, $106,009 and Dr. Quart, $67,406.
(4) Cash bonus shown in year earned; actually paid in fiscal 1996. For Dr. Quart and Mr. Snyder, a portion of the bonus amount was subsequently used to partially repay their outstanding relocation loans.
(5) A portion of the bonus was used to partially repay an outstanding relocation loan and $43,982 of the bonus was directly applied to the reduction of such loan.
(6) For Dr. Quart and Mr. Snyder, a portion of the bonus amount was subsequently used to partially repay their outstanding relocation loans.

The following table sets forth certain information with respect to individual grants of stock options made during the fiscal year ended June 30, 1996, to each of the named executive officers:

                           Option Grants in Fiscal 1996

                                                Potential Realizable Value at
                                                    Assumed Annual Rates of
                                                    Stock Price Appreciation
                    Individual Grants                   for Option Term(2)
                       % of Total
                         Options
                       Granted to
                        Employees
              Options   in Fiscal  Exercise  Expiration
Name         Granted(1)    Year      Price      Date        5%          10%

P. Johnson    82,836#    7.1%      $41.875    6/10/06  $2,180,700  $5,526,000
               7,164*    0.6        41.875    6/10/06     188,600     477,900

N. Clendeninn 14,836#    1.3        41.875    6/10/06     390,600     989,700
               7,164*    0.6        41.875    6/10/06     188,600     477,900

R. Jackson    14,836#    1.3        41.875    6/10/06     390,600     989,700
               7,164*    0.6        41.875    6/10/06     188,600     477,900

B. Quart      28,836#    2.5        41.875    6/10/06     759,100   1,923,700
               7,164*    0.6        41.875    6/10/06     188,600     477,900

K. Snyder     24,836#    2.1        41.875    6/10/06     653,800   1,656,800
               7,164*    0.6        41.875    6/10/06     188,600     477,900
- ------------------------------
(1) During fiscal 1996, the Agouron Stock Option Plan ("Plan") for executive officers was administered by the Board or by the Disinterested Stock Option Committee of the Board if the grant was to an executive officer who was also a director. The Board, based upon the recommendation of the Directors Compensation Committee, determines the number of shares to be granted and the term of such grants to each executive officer. The options granted in fiscal 1996 were either incentive stock options(*) or non-statutory stock options(#), have exercise prices equal to the fair market values on the date of grant, vest over a period of three years and have a term of ten years. Upon certain corporate events as defined in the Plan which result in a change of control, the exercise date of all outstanding options for all employees including executive officers may be accelerated. The Plan also permits the Company to assist an employee in using a so-called "cashless" exercise procedure to pay the option exercise price.

(2) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Any such growth would benefit all shareholders.

The following table sets forth certain information with respect to each exercise of stock options during the fiscal year ended June 30, 1996, by each of the named executive officers and the number and value of unexercised options held by such named executive officers as of June 30, 1996:

                          Option Exercises in Fiscal 1996
                       And Value of Options at June 30, 1996

                                Number of Unexercised   Value of Unexercised
                                      Options at      In-the-Money Options at
          Shares                     June 30, 1996         June 30, 1996(1)
        Acquired on  Value   Exercisable             Exercisable
Name     Exercise   Realized            Unexercisable           Unexercisable

Johnson    20,000   $588,240    225,150     204,250   $5,757,300  $2,473,300
Clendeninn  5,000    128,375     44,150      51,150    1,289,700     757,800
Jackson      0         0         95,750      51,250    2,773,700     703,900
Quart      13,000    349,250     34,150      80,650      890,200     994,800
Snyder     28,750    726,037     37,900      71,150      953,900     902,500
- --------------------------
(1) Value calculated as market value of Company stock on June 30, 1996 ($39.00), minus exercise price multiplied by the number of shares.

Compensation Committee Report on Executive Compensation(1)

Overview and Philosophy

     The Directors Compensation Committee (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies and practices, including the establishment of the annual total compensation for the chief executive officer (the "CEO") and all executive officers. The Committee has available to it an outside compensation consultant and access to independent compensation data. The Board is responsible for approving and implementing the compensation recommendations of the Committee. The recommendations made by the Committee to the Board during 1996 were approved without any significant modification.

     The objectives of the Company's executive compensation program are to attract, retain and motivate highly qualified executive personnel. These objectives are satisfied through the use of three principal compensation elements: base salary, cash bonus payments and stock options.

Base Salary

     Base salary levels for the Company's executive officers are based on the concept of pay for performance and are competitively set relative to the compensation of other executives in the biotechnology industry. Extensive salary survey data is available on the industry (notably, the annual "Biotechnology Compensation and Benefits Survey" conducted by Radford Associates and Alexander & Alexander Consulting Group) and is utilized by the Committee in establishing annual base salaries. In determining base salaries, the Committee also considers corporate performance and progress in the immediately-preceding fiscal year, individual experience and performance, specific issues which are relevant to the Company and general economic conditions. The base salary of the CEO and all other executive officers is reviewed annually. During fiscal year 1996, the base salaries paid to the executive officers other than the CEO approximated the 75th percentile of the above-noted industry survey data.

Bonus Payments

     Annual cash bonus payments are discretionary unless otherwise required pursuant to an employment agreement. Only one executive officer has such an agreement: Dr. Jackson is to receive a minimum annual bonus payment of $30,000. Bonus payments, if any, to other executive officers, including the CEO, or payments above the required annual minimum, are based on two principal factors: corporate performance as compared to the Company's annual goals and objectives and individual performance relative to corporate performance and individual goals and objectives. The bonus payments to Dr. Quart and Dr. Clendeninn in 1994 were pursuant to their employment agreements and mandatory for only their first year of employment.

     Bonus payments in 1996 were generally in recognition of the satisfaction of several significant corporate objectives during the year, including the establishment of a major corporate collaboration, a successful public offering of common stock, and the continued preclinical and clinical development of the Company's leading cancer and anti-viral agents.

     Bonus payment recommendations for executive officers other than the CEO are initiated by the CEO and submitted to the Committee for review and subsequent submission to the Board. Bonus payment recommendations for the CEO are initiated by the Committee and submitted to the Board.

     Total base salary and any bonus payments are compared to "total compensation" as reported by the previously noted industry survey. Such total compensation for the executive officers of the Company is at or above the averages of such data, which reflects the Committee's belief that the relative levels of corporate performance and increase in shareholder value during the period were also above average.

- --------------------------
(1) The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "SecuritiesAct"), as amended, or the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Stock Options

     To conserve its cash resources, the Company places special emphasis on equity-based incentives to attract, retain and motivate executive officers as well as other employees. Under the Company's stock option plans, grants are generally priced at the fair market value on the date of grant, vest over a period of three or four years and have a term of ten years. Grants are made to all employees on their date of hire based on salary level and position. All employees, including executive officers, are eligible for subsequent, discretionary grants which are generally based on either individual or corporate performance. It is the Committee's intent that the interests of the Company shareholders and the executive officers be closely aligned through the use of stock options. Option grants recommended by the Committee are submitted to the Board for approval. Based on recent peer-company proxy data compiled by the Company, the level of option grants to each executive officer in 1996 remains competitive, and the resultant total option position as a percent of total shares outstanding represents approximately the 60th to 80th percentile of such positions.

Chief Executive Officer Compensation

     During 1996, Mr. Johnson's base salary of $285,000 was based on individual and corporate performance, and was between the 50th and 75th percentile of the updated industry data for base salaries of CEOs.

     During 1996, Mr. Johnson was awarded a bonus of $100,000 in recognition of the satisfaction of several significant corporate objectives, including the continued preclinical and clinical development of two product candidates, the creation of a significant corporate alliance, and a secondary offering of the Company's common stock. The Committee believes that Mr. Johnson has made a significant contribution during 1996 in establishing a sound base for enhancing shareholder value through his managerial and entrepreneurial efforts.

     The stock options awarded to Mr. Johnson during fiscal 1996 are competitive and consistent with the purpose of the stock option plans. The resultant total option position as a percent of total shares outstanding represents approximately the 75th percentile for peer CEO positions.

Executive Compensation Deduction Limitations

     In 1993, Section 162(m) of the Internal Revenue Code ("Section 162(m)") was enacted which disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain performance-based compensation criteria are satisfied. While it is the Committee's firm belief and intent that compensation from base salary and cash bonus payments will not approach the annual Section 162(m) limitation in the foreseeable future, additional "compensation" from the exercise of option grants pursuant to the Company's stock option plans could result in the annual limitation being exceeded. Accordingly, the 1990 Stock Option Plan contains provisions which are necessary before "compensation" resulting from an option grant under such Plan can qualify for an exemption from the $1 million limitation. The Committee will continue to monitor all forms of compensation to its executive officers to ensure that the Company may maximize the tax benefits of such compensation.

Directors Compensation Committee

      Michael E. Herman, Chairman
      John N. Abelson, Ph.D.
      A. E. Cohen


Directors Compensation Committee Interlocks and Insider Participation

     The Directors Compensation Committee is composed exclusively of three outside directors: Mr. Herman, Mr. Cohen and Dr. Abelson. The Company is not aware of any Committee interlocks.

Performance Measurement Comparison(1)

     The chart set forth below shows the value of an investment of $100 on June 30, 1991 in the Company's common stock, The Nasdaq Stock Market Index (U.S. Companies) ("Nasdaq Market (US)") and the Nasdaq Pharmaceutical Index ("Nasdaq Pharmaceuticals"). The total returns assume the reinvestment of dividends, although dividends have not been declared on the Company's common stock. The Company's common stock is traded on The Nasdaq Stock Market and is a component of both the Nasdaq Market (US) and the Nasdaq Pharmaceutical Index. The comparisons in the chart are required by the Securities and Exchange Commission and are not intended to forecast or be an indicator of possible future performance of the Company's common stock.

                                     [GRAPH]

                      6/30/91  6/30/92  6/30/93  6/30/94  6/30/95  6/30/96
Agouron Common Stock  $100.00  $ 83.93  $ 71.43  $ 80.36   168.75   278.57
Nasdaq Market (US)     100.00   120.13   151.08   152.52   203.59   261.40
Nasdaq Pharmaceuticals 100.00   124.51   108.23    90.53   120.17   177.03

- ---------------------------
 (1) This section is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

                              CERTAIN TRANSACTIONS

     The Agouron Institute ("Institute") is a holder of 716,000 shares of common stock. Material business transactions between the Company and the Institute require approval by a majority of the disinterested directors of the Company. The Company and the Institute have two common directors (Drs. Abelson and Simon) and no common officers.

     As part of its employment agreement with Mr. Snyder, the Company provided him with a six-year, non-interest bearing $85,000 employee relocation loan. The loan is secured by real property. At September 24, 1996 the principal balance of the loan outstanding was $14,208.

     As part of its employment agreement with Dr. Quart, the Company provided him with a four year, non-interest bearing $60,000 employee relocation loan. The loan is secured by real property. At September 24, 1996, the principal balance of the loan outstanding was $22,884.

     All transactions with affiliates have been and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. Furthermore, all transactions with affiliates and any loans to Company officers, affiliates or shareholders must be approved by a majority of the disinterested directors.

     In connection with its Series A preferred stock purchase (converted in October 1990 to common stock), APA Excelsior II, L.P. was contractually granted the right to designate a nominee (Ms. Cloherty) for election to the Board. The Company will use its best efforts to encourage its shareholders to elect Ms. Cloherty to the Board.

     As permitted by California law, the articles of incorporation and bylaws of the Company currently provide for the limitation of director liability for monetary damages for breach of duty to the Company and for indemnification of agents (including officers and directors) to the full extent permitted under the California General Corporations Law. The Company has entered into Indemnification Agreements with all of its directors and officers. Additionally, the Company has in effect a directors and officers liability insurance policy which insures directors and officers of the Company against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers.


                    SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders are advised that any shareholder proposal intended for consideration at the 1997 Annual Meeting of Shareholders must be received by the Company on or before May 31, 1997 to be included in the Proxy materials for the 1997 Annual Meeting. It is recommended that shareholders submitting proposals direct them to the Secretary of the Company and utilize Certified Mail-Return Receipt Requested.


                       FINANCIAL STATEMENTS AVAILABLE

     Financial statements for the Company are included in the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1996. Additional copies of these statements and the Annual Report to the Securities and Exchange Commission on Form 10-K (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained without charge upon written request to: Investor Relations, Agouron Pharmaceuticals, Inc., 10350 North Torrey Pines Road, La Jolla, California 92037-1020 or by calling (619) 622-3000. Web Site address: http://www.agouron.com.

                APPROVAL OF THE COMPANY'S 1996 STOCK OPTION PLAN
                         (Item 2 on the Proxy Card)

     On August 7, 1996, the Board of Directors approved the Agouron Pharmaceuticals, Inc. 1996 Stock Option Plan (the "1996 Plan"). Under the 1996 Plan, 2,000,000 shares of Common Stock have been reserved for issuance to employees, officers, directors and consultants. The Company has two additional stock option plans: (1) the 1985 Stock Option Plan (the 1985 Plan") and (2) the 1990 Stock Option Plan (the "1990 Plan"). The 1985 Plan and the 1990 Plan are hereafter referred to as the 1985 and 1990 Plans. As of June 30, 1996, there were 3,414,357 outstanding stock options under the 1985 and 1990 Plans (of which 1,330,965 were exercisable) with an aggregate total exercise price of approximately $75,156,000; the average per share exercise price of these outstanding stock options was $22.01. During fiscal 1996, options for 1,162,475 shares were granted at an average exercise price of $38.96 per share. At June 30, 1996, only 218,801 stock options remained available for grant under the 1985 and 1990 Plans.

     The Board believes that the Company's stock option programs have created significant incentives for its employees, officers, directors and consultants. The Board considers it important for the future success of the Company to continue to grant stock options on a basis comparable with those granted by other companies with which it competes in attracting, retaining and motivating qualified personnel. The Board is requesting shareholder approval of the 1996 Plan in order to satisfy the requirements of the Internal Revenue Code ("Code") for issuance of incentive stock options and to comply with certain prerequisites for the application of Code Section 162(m). If shareholders elect not to approve the amendment, the Board, using its general authority to issue stock options, can grant non-statutory stock options to purchase the Company's common stock.

Required Vote

     Approval by the holders of a majority of the shares of the Company's common stock represented and voting at the Meeting on this matter (which shares constitute at least a majority of the required quorum for the Meeting) is required for the adoption of this proposal. For purposes of calculating the vote necessary for approval, abstentions and non-votes are not counted.

     The Board recommends that you vote FOR the approval of this proposal, which is set forth as Item 2 on the Proxy Card.


Description of the 1996 Stock Option Plan

     The essential features of the 1996 Plan are outlined below. For a complete understanding of the terms of the 1996 Plan, see Exhibit A.

     The purpose of the 1996 Plan is to encourage officers, directors, employees and consultants of the Company to acquire or increase their proprietary interest in the success of the Company and to continue their affiliation with the Company. Eligible employees may be granted either "incentive stock options" or "non-statutory stock options" under the 1996 Plan. Subject to certain conditions, officers, directors and consultants who are not employees may be granted "non-statutory stock options" under the 1996 Plan. An incentive stock option is an option which qualifies for certain favorable income tax treatment under the Internal Revenue Code. A non-statutory stock option is an option which is not an incentive stock option for federal income tax purposes.

     In August 1996, the Board approved the 1996 Plan, under which 2,000,000 shares of Common Stock were reserved for issuance to employees, officers, directors and consultants. The total number of shares available under the 1996 Plan, the number of shares subject to outstanding options and the exercise price per share of outstanding options will be subject to adjustment upon the occurrence of stock dividends, recapitalizations, consolidations, stock splits, combinations or exchanges of shares of stock or other increases or decreases in the number of shares of the Company's common stock effected without receipt of consideration by the Company, in order to preclude the dilution or enlargement of benefits under the 1996 Plan. The Board may also make such equitable adjustments to the 1996 Plan and outstanding options as it deems appropriate in order to preclude the dilution or enlargement of benefits under the 1996 Plan upon exchange of all of the outstanding common stock of the Company for a different class or series of capital stock or the separation of assets of the Company, including a spin-off or other distribution of stock or property by the Company. If any option under the 1996 Plan terminates or expires, the shares allocable to the unexercised portion of the option will again be available for purposes of the 1996 Plan. In certain circumstances, where an optionee uses stock to exercise an option, only the net shares issued to the optionee are counted against the number of shares issued under the 1996 Plan. Certain stock issuances which are later forfeited by the optionee do not count as grants under the 1996 Plan.

     A dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the Company's Common Stock outstanding immediately preceding the merger is converted by virtue of the merger into other property, or other capital reorganization in which more than fifty percent (50%) of the Company's Common Stock is exchanged (unless the dissolution or liquidation plan, agreement of merger or consolidation or capital reorganization corporate documents expressly provide to the contrary), shall cause each outstanding option to terminate, provided that each optionee shall have the right immediately prior to the occurrence of such event to exercise his or her option in whole or in part; however, the exercise date of outstanding options shall not be accelerated by such event if and to the extent: (i) the option in connection with such event is either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof; or (ii) the option is to be replaced by a comparable cash incentive program of the successor corporation based on the value of the option on the date of such event. Notwithstanding the preceding, if within one year from the date of such event, an employee's employment is involuntarily terminated, then the employee's outstanding stock options, if any, shall become immediately exercisable.


Administration of the 1996 Plan

     The 1996 Plan is administered by the Board, except that the Board may delegate all or any part of its authority to administer the 1996 Plan with respect to any group or groups of persons eligible to receive options to such persons or committee as the Board may determine. The Board has currently delegated to a committee, composed of certain of the Company's executive officers, the authority to administer the 1996 Plan with respect to persons who are neither officers nor directors of the Company. Further references herein to the administration of the 1996 Plan by the Board refer to the Board or its delegates, unless the context otherwise indicates. Whether or not the Board has delegated administrative authority, the Board has final power to determine all questions of policy or expediency that may arise in the administration of the 1996 Plan.

     The Board has the power to make all determinations necessary or advisable for the administration of the 1996 Plan. The Board also has the final power to construe and interpret the 1996 Plan and the options granted under it. The Board determines, within the limits of the Plan, the persons to whom and the time or times at which options shall be granted, the type of options to be granted (whether incentive stock options or non-statutory stock options), the number of shares to be subject to each option, the duration of each option, the option price and the time or times within which, during the term of option, all or any portion of an option becomes exercisable
 ("vests"). The Company's current form of stock option agreement provides that an option vests over a three or four year period. In the event that an employee terminates his or her employment with the Company, unless the Board otherwise elects, the then nonvested portion of his or her option is forfeited. Subject to the terms and conditions of the 1996 Plan, the Board may modify an outstanding option (including lowering the option price or changing incentive stock options into non-statutory stock options), change the vesting schedule, extend or renew outstanding options granted under the 1996 Plan or accept the surrender of outstanding options (to the extent not previously exercised) and authorize the granting of new options in substitution therefor. The Board may permit an option to be exercised before it is vested, subject to repurchase rights which terminate on a vesting schedule identical to the vesting schedule of the option. The Board may also establish other limitations or restrictions upon exercise of options.

Grant and Exercise of Incentive Stock Options and Non-statutory Stock Options

     All employees of the Company are eligible to receive incentive stock options and non-statutory stock options under the 1996 Plan. Subject to certain conditions, officers, directors and consultants of the Company who are not employees are eligible to receive non-statutory stock options but not incentive stock options. To the extent required by Section 162(m) to qualify future compensation as "performance based," options to purchase more than 750,000 shares may not be granted in a fiscal year to any individual participant in the 1996 Plan.

     Incentive stock options may be granted by the Board at any time prior to August 7, 2006. Options shall be evidenced by agreements in such form as the Board shall from time to time determine, consistent with the terms of the 1996 Plan. The price per share under each incentive stock option must be at least 100% of the fair market value of the common stock on the date the option is granted. The Board can set any price it wishes for shares granted under non-statutory stock options. The price for shares may be paid in any combination of cash, by cashier's or certified check, personal check acceptable to the Company, shares of the Company's Common Stock (including previously owned Common Stock or Common Stock issuable in connection with the exercise) or "built-in gain" in any options which are terminated as part of such exercise. The Board may take such steps it deems necessary to facilitate the payment of the option price. However, payment of the option price must be in such form as the Board determines and the Board may require satisfaction of any rules or conditions it deems necessary in connection with the payment of the option price or on account of any assistance given an optionee to facilitate such payment. The aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an employee during a calendar year can not exceed $100,000.

     Except as otherwise provided in the option agreement between the Company and the optionee, each option expires on the date set forth in such agreement. The term of each incentive stock option cannot be more than ten years from the date on which the option is granted.

     To the extent required by Internal Revenue Code Section 422, options granted under the 1996 Plan may not be transferred other than by will or the laws of descent and distribution and may be exercised during the holder's lifetime only by the holder. However, non-statutory stock options can be transferred to a trust for the benefit of the optionee, or members of his family.

Amendment and Termination

     The Board may at any time revise, amend, suspend or terminate the 1996 Plan. No amendment shall, without the approval of the shareholders, change the number of shares for which incentive stock options may be granted under the 1996 Plan, reduce the price per share at which incentive stock options may be offered under the 1996 Plan below 100% of the fair market value on the date of grant, or modify the eligibility requirements for the class of employees eligible to receive incentive stock options.

Tax Withholding

     Optionees are required to pay the Company cash for the amount of the tax liability incurred by the optionee in connection with the exercise of his or her option. However, the Board may in its sole discretion permit an optionee to reimburse the Company for such tax liability by the actual or imputed delivery to the Company of shares of its Common Stock.

Federal Income Tax Consequences

     The principal tax consequences of the grant and exercise of incentive stock options and non-statutory stock options under current provisions of the federal income tax laws may be summarized as follows:

     1. Incentive Stock Options. The grant of an incentive stock option does not produce taxable income for the employee or a tax deduction for the Company. Upon exercise of an incentive stock option, the excess of the fair market value of the shares acquired over the amount paid by the employee for the shares will be an item of tax preference to the employee, which may be subject to the alternative minimum tax for the taxable year of exercise. If no disposition of the stock is made within two years from the date of grant of the incentive stock option nor within one year after the transfer of the shares to the employee, the employee will not realize ordinary income as a result of the exercise and subsequent sale of the incentive stock option.
Any gain or loss realized on the ultimate sale of the shares must be reported by the employee as long-term capital gain or loss. The Company is not entitled to any deduction as a result of the exercise of the incentive stock option.

     If the employee disposes of the shares within the two-year or one-year periods referred to above, the excess of the fair market value of the shares at the time of exercise (or the proceeds of disposition, if less) over the amount paid by the employee for the shares will at that time be taxable to the employee as ordinary income. The same amount will be deductible by the Company, subject to the general rules relating to the reasonableness of compensation. The excess (if any) of the proceeds of disposition over the fair market value of the shares on the date of exercise must be reported by the employee as a long-term capital gain if the shares have been held for more than one year, or as a short-term capital gain if the shares have been held for one year or less. If no gain is realized, there will be no ordinary income and any loss will be long-term or short-term capital loss.

     2. Non-Statutory Stock Options. The grant of a non-statutory stock option under the 1996 Plan does not produce taxable income for the optionee or a tax deduction for the Company. Except as described below, upon exercise of a non-statutory stock option, the excess of the fair market value of the shares acquired over the amount paid by the optionee will be taxable to the optionee as ordinary income.

     The Company will be entitled to a deduction for income tax purposes in an amount equal to the ordinary income taxable to the optionee in the year in which such ordinary income is recognized. Any additional profit or loss realized by an optionee on disposition of the shares will not result in any additional tax deduction to the Company.

     Similar rules apply if the Company permits the exercise of an "unvested" option with the issued stock being subject to certain repurchase rights or other substantial risks of forfeiture.

3. Using Stock to Exercise Options. Special rules apply if an optionee uses already owned stock of the Company to pay all or part of the exercise price of an incentive or non-statutory stock option. The use of already owned stock to pay all or part of the exercise price of a non-statutory stock option permits an optionee to defer the date when the gain on the surrendered shares which are used to pay the exercise price of the option is recognized for tax purposes. That is, using already owned shares to exercise a non-statutory stock option permits an optionee to finance the exercise of the option without paying current tax on the unrealized appreciation in value of the surrendered shares. An option exercise using already owned stock is treated as a "tax-free exchange" with respect to that number of shares received on the option exercise which equals the number of shares surrendered. The optionee's basis in these shares is the same as his or her basis in the shares surrendered , and the capital gain holding period on such shares runs without interruption from the date when the surrendered shares were acquired. Any additional shares received by the optionee on the exercise will trigger ordinary income taxation equal to the fair market value of the additional shares over the consideration paid by the optionee in connection with the exercise. The optionee's basis in the additional shares is equal to their fair market value on the date the shares were received, and the capital gain holding period on such shares commences on that date. Similarly, the use of previously owned stock to pay the exercise price of an incentive stock option permits an employee to defer tax recognition of gain on the surrendered shares. However, if an employee pays all or part of the exercise price of an incentive stock option by surrendering stock previously acquired in the exercise of any other incentive stock option and such previously acquired stock has not been held for the statutory holding period, then the surrender of such stock to exercise the incentive stock option will be treated as a disqualifying disposition of the prior incentive stock option with the tax consequences described in Paragraph 1 above. Furthermore, complex tax rules apply concerning the use of shares to exercise an incentive stock option, especially with regard to an employee's basis in the shares received on the exercise.

Accounting Treatment

     Under the present financial accounting rules, neither the grant nor the exercise of options issued to employees at fair market value will result in any charge to the Company's earnings. However, the Company will be required to calculate the "fair value" of all option grants at the time of grant and disclose such value on a pro-forma basis. The grant of options with exercise prices less than the fair market value of the shares at the time of grant will result in a compensation expense equal to the discount from market at the time of grant. The Company will have to report such expense pro rata as the shares underlying the option become exercisable. Accordingly, the grant of discounted options under the 1996 Plan would result in a charge to reported earnings. In all events, the number of dilutive options outstanding under the 1996 Plan will be a factor in determining the Company's reported earnings per share.

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                         (Item 3 on the Proxy Card)

     The Board has selected the firm of Price Waterhouse LLP as independent accountants for the Company for the fiscal year ending June 30, 1997, it being intended that such selection would be proposed for ratification by the affirmative vote of a majority of the shares of the Company's common stock represented and voting at the Meeting on this matter (which shares constitute at least a majority of the required quorum for the Meeting). For purposes of calculating the vote necessary for ratification of the selection of independent accountants, abstentions and non-votes are not counted. One or more members of Price Waterhouse LLP are expected to be present at the Meeting and will be available to respond to questions and make a statement if they desire to do so.

     The Board recommends that you vote FOR the ratification of the selection of Price Waterhouse LLP, which is set forth as Item 3 on the Proxy Card.


                                OTHER MATTERS

     The Company's Annual Report for the fiscal year ended June 30, 1996 accompanies this Proxy Statement.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the applicable reporting period ending June 30, 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied.

     The Company's Board does not know of any other matters to be presented at the Meeting. However, if any other business is properly presented at the Meeting for action, the persons named in the enclosed form of Proxy will vote such Proxy according to their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS




Gary E. Friedman, Secretary
September 24, 1996

                                EXHIBIT A

                       AGOURON PHARMACEUTICALS, INC.
                          1996 STOCK OPTION PLAN
            (Adopted by the Board of Directors August 7, 1996)
             (Approved by the Shareholders ___________, 1996)


1.     Purpose.

     This 1996 Stock Option Plan is intended to encourage stock ownership in Agouron Pharmaceuticals, Inc. by the officers, directors, employees and consultants of the Company and its affiliates in order to promote their interest in the success of the Company and to encourage their continued affiliation. All options granted under this 1996 Stock Option Plan are intended to be either (a) Incentive Stock Options or (b) Non-Statutory Stock Options.

2.     Definitions.

     As used herein the following definitions shall apply:

     "Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     "Affiliate" shall mean any corporation defined as a "parent corporation" or a "subsidiary corporation" by Code Section 424(e) and (f), respectively.

     "Agreement" shall mean either a 1996 Incentive Stock Option Agreement or a 1996 Non-Statutory Stock Option Agreement, embodying the terms of the agreement between the Company and the Optionee with respect to Optionee's Option.

     "Board" shall mean the Board of Directors of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Company" shall mean Agouron Pharmaceuticals, Inc., a California corporation.

     "Consultant" shall mean any person who is placed on the Company's Consultants List by the Board and who agrees in writing to be included thereon.

     "Disability" or "Disabled" shall mean the condition of being "disabled" within the meaning of Section 422(c)(6) of the Code or any successor provision.

     "Director" shall mean an individual member of the Board.

     "Employee" shall mean any salaried employee of the Company or its Affiliates, including those employees who are officers of the Company or its Affiliates.

     "ERISA" shall mean the Employee Retirement Income Security Act or the rules thereunder, as amended from time to time.

     "Fair Market Value" of Stock on a given date shall mean an amount per share as determined by the Board or its delegates by applying any reasonable valuation method determined without regard to any restriction other than a restriction which, by its terms, will never lapse. Notwithstanding the preceding, if the Stock is traded upon an established stock exchange, then the "Fair Market Value" of Stock on a given date per share shall be deemed to be the average of the highest and lowest selling price per share of the Stock on the principal stock exchange on which the Stock is then trading or, if there was no trading of the Stock on that day, on the next preceding day on which there was such trading; if the Stock is not traded upon an established stock exchange but is quoted on a quotation system, the "Fair Market Value" of Stock on a given date shall be deemed to be the mean between the closing representative "bid" and "ask" prices per share of the Stock on such date as reported by such quotation system or, if there was no trading of the Stock on that day, on the next preceding day on which there was such trading.

     "Incentive Stock Option" shall mean an option granted pursuant to the Plan which is designated by the Board or its delegates as an "Incentive Stock Option" and which qualifies as an incentive stock option under Section 422 of the Code or any successor provision.

     "Non-Statutory Stock Option" shall mean a stock option granted pursuant to the Plan which is not an Incentive Stock Option.

     "Option" shall refer to either or both an Incentive Stock Option or Non-Statutory Stock Option, as the context shall indicate.

     "Optionee" shall mean the recipient of an Incentive Stock Option or a Non-Statutory Stock Option.

     "Option Price" shall mean the price per share of Stock to be paid by the Optionee upon exercise of the Option.

     "Option Stock" shall mean the total number of shares of Stock the Optionee shall be entitled to purchase pursuant to the Agreement.

     "Plan" shall mean this Agouron Pharmaceuticals, Inc. 1996 Stock Option Plan, as amended from time to time.

     "Reporting Person" shall mean an Optionee who is required to file statements relating to his or her beneficial ownership of Stock with the SEC pursuant to Section 16(a) of the Act.

     "Rule 16b-3" shall mean Rule 16b-3 (as amended from time to time), promulgated by the SEC under the Act, and any successor thereto.

     "SEC" shall mean the Securities and Exchange Commission.

     "Stock" shall mean the no par Common Stock of the Company.

3.     Administration.

     The Plan shall be administered by the Board; provided, however, that the Board may delegate all or any part of its authority to administer the Plan in its entirety or, with respect to any group or groups of persons eligible to receive Options hereunder, to such persons or committee as the Board shall in its sole discretion determine. The Board and its delegates may adopt, amend and rescind such rules and regulations for carrying out the Plan and implementing agreements and take such act as it deems proper. The interpretation, construction and application by the Board or any individuals who are delegated authority by the Board to administer the Plan or any of the provisions of the Plan or any Option granted thereunder shall be final and binding on the Company, all Optionees, their legal representatives, and any person who may acquire an Option directly from an Optionee by permitted transfer, bequest or inheritance. Reference to administrative acts by the Board in the Plan shall also refer to acts by its delegates, unless the context otherwise indicates. Whether or not the Board has delegated administrative authority, the Board has the final power to determine all questions of policy or expediency that may arise in administration of the Plan.

4.     Eligibility.

     Only Employees are eligible to receive Incentive Stock Options under the Plan. Employees, officers, Directors and Consultants of the Company or its Affiliates are eligible to receive Non-Statutory Stock Options under the Plan.

     No person shall be eligible to receive an Option for a larger number of shares than is recommended for him by the Board. Any Optionee may hold more than one Option (whether Incentive Stock Options, Non-Statutory Stock Options, or both), but only on the terms and conditions and subject to the restrictions set forth herein.

     Incentive Stock Options granted to an Employee who owns stock at the time the Incentive Stock Option is granted, representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company and its Affiliates, shall be granted at an Option Price at least one hundred ten percent (110%) of the Fair Market Value of the Stock at the time the Incentive Stock Option is granted. In determining ownership of Stock by an Employee, the attribution standards set forth in Code Section 424(d) shall be applicable.

5.     Stock Subject to the Plan.

     Options granted under the Plan shall be for shares of the Company's authorized but unissued or re-acquired Stock. The aggregate number of shares of Stock which may be subject to Options pursuant to the Plan shall not exceed two million (2,000,000) shares. The number of shares available shall be adjusted as provided in Paragraph 6(j) below. Stock issued under other stock option plans of the Company shall not be counted against the maximum number of shares that can be issued under the Plan.

     In the event that any outstanding Option expires or is terminated for any reason, the shares of Stock allocable to the unexercised portion of such Option may again be subject to an Option under the Plan.

     If an Optionee pays all or part of any Option Price with shares of Stock, the number of shares deemed to be issued to the Optionee (and counted against the maximum number of shares that can be issued under the Plan) shall be the number of shares transferred to the Optionee by the Company, less the number of shares transferred by the Optionee to the Company as payment.
Stock issued on the exercise of an Option which is forfeited in accordance with the conditions contained in the grant by the Optionee after issuance shall be deemed to have never been issued under the Plan and, accordingly, shall not be counted against the maximum number of shares that can be issued under the Plan. Notwithstanding the terms of the previous two sentences, the maximum number of shares for which Incentive Stock Options may be issued under the Plan shall be two million (2,000,000) shares, subject to adjustment as provided under Paragraph 6(j), regardless of the fact that under the terms of the preceding sentences, a lesser number of shares is deemed to be issued pursuant to the exercise of Incentive Stock Options.

6.     Terms and Conditions of Options.

     The Board or its delegates shall authorize the granting of all Options under the Plan with such Options to be evidenced by Incentive Stock Option Agreements or Non-Statutory Stock Option Agreements, as the case may be.
Each Agreement shall be in such form as the Board may approve from time to time. Each Agreement shall comply with and be subject to the following terms and conditions:

(a) Type of Option; Number of Shares. Each particular Option Agreement shall state the type of Options to be granted (whether Incentive Stock Options or Non-Statutory Stock Options) and the number of shares to which the Option pertains. Under no circumstances shall the aggregate Fair Market Value of the Stock (determined as of the time the Option is granted) with respect to which incentive stock options are exercisable for the first time by any Employee during any calendar year (under all incentive stock option plans of the Company and its Affiliates) exceed $100,000.

(b) Option Price. Each particular Option Agreement shall state the Option Price. The Option Price for an Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value per share of Stock on the date the Incentive Stock Option is granted. The Option Price for a Non-Statutory Stock Option shall be the price per share of Stock set by the Board or its delegates.

(c) Certificate Legends. Certificates for shares of Stock issued and delivered to Reporting Persons may be legended, as the Board deems appropriate, if required by the provisions of any applicable rule or regulation.

(d) Medium and Time of Payment. The aggregate Option Price shall be payable upon the exercise of the Option and shall be paid in any combination of:

        (i)      United States cash currency;

        (ii)     a cashier's or certified check to the order of the Company;

        (iii)    a personal check acceptable to the Company;

        (iv) to the extent permitted by the Board, shares of Stock of the Company (including previously owned Stock or Stock issuable in connection with the Option exercise), properly endorsed to the Company, whose Fair Market Value on the date of exercise equals the aggregate Option Price of the Option being exercised; or

        (v) to the extent permitted by the Board, the Optionee's entering into an agreement with the Company, whereby a portion of the Optionee's Options are terminated and where the "built-in gain" on any Options which are terminated as part of such agreement equals the aggregate Option Price of the Option being exercised. "Built-in gain" means the excess of the aggregate Fair Market Value of any Stock otherwise issuable on exercise of a terminated Option, over the aggregate Option Price otherwise due the Company on such exercise.

The Board may permit deemed or constructive transfer of shares in lieu of actual transfer and physical delivery of certificates. Except to the extent prohibited by applicable law, the Board may take any necessary or appropriate steps in order to facilitate the payment of any such Option Price. Without limiting the foregoing, the Board may cause the Company to loan the Option Price to the Optionee or to guarantee that any Stock to be issued will be delivered to a broker or lender in order to allow the Optionee to borrow the Option Price. The Board, in its sole and exclusive discretion, may require satisfaction of any rules or conditions in connection with payment of the Option Price at any particular time, in any particular form, or with the Company's assistance. If Stock used to pay any Option Price is subject to any prior restrictions imposed in connection with any plan of the Company (including this Plan), an equal number of the shares of Stock acquired on exercise shall be made subject to such prior restrictions in addition to any further restrictions imposed on such Stock by the terms of the Optionee's Agreement or by the Plan.

(e) Duration of Options. Each particular Option Agreement shall state the term of the Option; provided, however, that all Incentive Stock Options granted under this Plan shall expire and not be exercisable after the expiration of ten (10) years from the date granted; provided, further, that any Incentive Stock Option granted to an Employee who owns stock at the time the Incentive Stock Option is granted representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company and its Affiliates shall expire and not be exercisable after the expiration of five (5) years from the date granted. Non-Statutory Stock Options shall expire and not be exercisable after the date set by the Board or its delegates in the particular Option Agreement, or on any later date subsequently approved by the Board or its delegates.

(f)     Exercise of Options.

        (i) Each particular Option Agreement shall state when the Optionee's right to purchase Stock pursuant to the terms of an Option are exercisable in whole or in part. Subject to the earlier termination of the right to exercise the Options as provided under this Plan, Options shall be exercisable in whole or in part as the Board, in its sole and exclusive discretion, may provide in the particular Option Agreement, as amended. The Board may at any time increase the percentage an Option is otherwise exercisable under the terms of a particular Option Agreement. The Board, in its sole and exclusive discretion, may permit the issuance of Stock underlying an Option prior to the date the Option is otherwise exercisable, provided such Stock is subject to repurchase rights which expire pro rata as the Option would otherwise have become exercisable.

       (ii) If the Optionee does not exercise in any one (1) year period the full number of shares to which he or she is then entitled to exercise, the Optionee may exercise those shares in any subsequent year during the term of the Option.

(g) Transfer of Options. An attempted non-permitted transfer of an Option shall be void.

(h) Death of Optionee. If the Optionee who is an Employee, officer or Director of the Company or its Affiliates dies while in the employ or service of the Company or its Affiliates or within a period of three (3) months after termination of such employment or term of corporate office and before he or she has fully exercised an Option, the Option may be exercised, regardless of the expiration date stated in the particular Option Agreement (to the extent that the Option was exercisable on the date of death and had not previously been exercised), for one (1) year after the date of the Optionee's death. Such exercise may be made by a personal representative of the Optionee or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance. Notwithstanding the foregoing, an Incentive Stock Option may not be exercised after ten (10) years following the date of grant.

(i) Termination of Employment or Service Other than Death. Subject to the provisions of Paragraph 6(h) above, in the event that an Optionee who is an Employee, officer or Director of the Company or its Affiliates shall cease to be employed by or perform services for the Company or its Affiliates prior to the Option's expiration date, the exercise of Options held by such Optionee shall be subject to such limitations on the periods of time during which such Options may be exercised as may be specified in the particular Option Agreement, as amended, between the Optionee and the Company. Notwithstanding the foregoing (and subject to the provisions of Paragraph 6(h) above), an Optionee who is Disabled on the date of termination of employment or term of corporate office may exercise his or her Option, to the extent that the Option was exercisable on the date of such termination and had not previously been exercised, for one (1) year from the date of such termination; provided, however, that an Option may not be exercised after the expiration date set forth in the particular Option Agreement, as amended. Whether authorized leave of absence or absence for military or governmental service shall constitute termination of employment for purposes of the Plan shall be determined by the Board in their sole and exclusive discretion. No provision of the Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Company for any period of specific duration.

(j)     Recapitalization.

        (i) The number of shares issuable under the Plan and the number and amount of the Option Stock and the Option Price of outstanding Options shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares, or for the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company in order to preclude the dilution or enlargement of benefits under the Plan.

        (ii) The Board, in its sole and exclusive discretion, may make such equitable adjustments to the Plan and outstanding Options, as it deems appropriate in order to preclude the dilution or enlargement of benefits under the Plan, upon exchange of all of the outstanding stock of the Company for a different class or series of capital stock or the separation of assets of the Company, including a spin-off or other distribution of stock or property by the Company.

        (iii) If the Company shall be the surviving corporation in any merger or consolidation, each outstanding Option shall pertain to and apply to the securities to which a holder of the number of shares of Option Stock would have been entitled. A dissolution or liquidation of the Company, a merger (other than a merger the principal purpose of which is to change the state of the Company's incorporation) or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the Company's Common Stock outstanding immediately preceding the merger is converted by virtue of the merger into other property, or other capital reorganization in which more than fifty percent (50%) of the Company's Common Stock is exchanged (unless the dissolution or liquidation plan, merger or consolidation agreement or capital reorganization corporate documents expressly provide to the contrary) shall cause each outstanding Option to terminate, provided, that each Optionee shall, immediately prior to such event, have the right to exercise his or her Option in whole or in part, unless the Option in connection with such event is either to be assumed by the successor corporation or parent thereof, or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, or the Option is to be replaced by a comparable cash incentive program of the successor corporation based on the value of the Option on the date of such event.
        Notwithstanding the preceding, if, within one (1) year from the date of such event, an Employee's employment is involuntarily terminated, then the Employee's outstanding Options, if any, shall become immediately exercisable.

        (iv) All adjustments required by the preceding paragraphs shall be made by the Board, whose determination in that respect shall be final, binding and conclusive, provided, that adjustments shall not be made in a manner that causes an Incentive Stock Option to fail to continue to qualify as an "incentive stock option" within the meaning of Code Section 422.

        (v) Except as expressly provided in this Paragraph 6(j), an Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, or the payment of any stock dividend, or any other increase in the number of shares of stock of any class by reason of any dissolution, liquidation, merger, consolidation, reorganization, or separation of assets, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or amount of the Option Stock or the Option Price of outstanding Options.

        (vi) The grant or existence of an Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

(k) Rights as a Shareholder. An Optionee shall not have rights as a shareholder with respect to any shares until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of issuance of such stock certificate, except as provided in Paragraph 6(j) above.

(l) Modification, Extension and Renewal of Options. Subject to the terms and conditions of the Plan, the Board may modify (including lowering the Option Price or changing Incentive Stock Options into Non-Statutory Stock Options), extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options under this Plan and/or other stock option plans of the Company (to the extent not previously exercised) and authorize the granting of new Options in substitution therefor. Notwithstanding the foregoing, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted under the Plan.

(m) Investment Purpose. Each Option under the Plan shall be granted on the condition that the purchase of Stock thereunder shall be for investment purposes for the Optionee's own account and not with a view to resale or distribution. In the event the Stock subject to such Option is registered under the Securities Act of 1933, as amended, or in the event a resale of such Stock without such registration would otherwise be permissible, such condition shall be inoperative if, in the opinion of counsel for the Company, such condition is not required under the Securities Act of 1933, or any other applicable law, regulation or rule of any governmental agency.

(n)     Transfer and Exercise of Options.  To the extent required by Code
Section 422, each Incentive Stock Option shall state that it is not transferable or assignable by Optionee otherwise than by will or the laws of descent and distribution, and that during an Optionee's lifetime, such Incentive Stock Option shall be exercisable only by the Optionee.

(o) Other Provisions. Each Option Agreement may contain such other provisions, including without limitation, restrictions upon the exercise or transferability of the Option, as the Board may deem advisable. Any Incentive Stock Option Agreement shall contain such limitations and restrictions upon the exercise of the Incentive Stock Option as shall be necessary in order that such Incentive Stock Option shall be an "incentive stock option" as defined in Code Section 422, or to conform to any change in the law.

(p) Withholding Taxes. When the Company becomes required to collect federal and state income and employment taxes in connection with the exercise of an Option ("withholding taxes"), the Optionee shall promptly pay to the Company the amount of such taxes in cash, unless the Board permits or requires payment in another form. Subject to such conditions as it may require, the Board, in its sole discretion, may allow an Optionee to reimburse the Company for payment of withholding taxes with shares of Stock. If an Optionee is a Reporting Person at the time of exercise and is given an election to pay any withholding taxes with Stock, the Board shall have sole discretion to approve or disapprove such election.

(q) Limitation on Grants. The following limitation will apply to grants of Options under the Plan: no Employee will be granted Options under the Plan to receive more than seven hundred fifty thousand (750,000) shares of Stock in any one fiscal year. The limitation set forth in this Paragraph 6(q) is intended to satisfy the requirements applicable to Options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code. In the event that such limitation is not required to qualify Options as performance-based compensation, this limitation shall not apply under the Plan.

7.     Term of Plan.

     Incentive Stock Options may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

8.     Amendment of Plan.

     With respect to any shares at the time not subject to Options, the Board may from time to time, insofar as permitted by law, suspend or discontinue the Plan or revise or amend the Plan in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall change the number of shares for which Options may be granted under the Plan, change the designation of the class of persons eligible to receive Options under the Plan, materially increase the benefits accruing to Optionees under the Plan, or decrease the price at which Incentive Stock Options may be granted. Furthermore, without the approval of the shareholders, the Plan may not, be amended in any manner that will cause Incentive Stock Options issued under it to fail to meet the requirements of "incentive stock options" as defined in Code Section 422. The Board may amend the Plan from time to time to the extent necessary to comply with any applicable law, rule or other regulatory requirement.

9.     Application of Funds.

     The proceeds received by the Company from the sale of Stock pursuant to the exercise of an Option will be used for general corporate purposes.

10.     No Obligation to Exercise Option.

     The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

11.     Indemnification.

     In addition to such other rights of indemnification as they may have as Directors, Employees or agents of the Company, the Directors, or any individuals who are delegated authority by the Board to administer the Plan, shall be indemnified by the Company against: (i) their reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder; and (ii) against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company), or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in actions to matters as to which it shall be adjudged in such action, suit or proceeding that such Director or individual is liable for negligence or misconduct in the performance of his duties; this indemnification is expressly conditioned upon the indemnified party, within ninety (90) days after institution of any such action, suit or proceeding, offering the Company in writing the opportunity, at its own expense, to handle and defend the same.

12.     Approval of Shareholders.

     The portions of the Plan dealing with Incentive Stock Options shall not take effect unless approved by the shareholders of the Company's preferred
 (if any) and Common Stock, which approval must occur within a period commencing twelve (12) months before and ending twelve (12) months after the date the Plan is adopted by the

Board. Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including the right of the Company to grant non-statutory options for proper corporate purposes.


     Adopted by the Board of Directors on August 7, 1996.

                                       AGOURON PHARMACEUTICALS, INC.



                                       By:______________________________
                                          Peter Johnson, President & CEO

                      AGOURON PHARMACEUTICALS, INC.
                     10350 North Torrey Pines Road
                    La Jolla, California  92037-1020
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Peter Johnson and Gary E. Friedman, and each of them, with full power of substitution, as proxies to represent and to vote, as designated below, all the shares of common stock of Agouron Pharmaceuticals, Inc., held of record by the undersigned on September 24, 1996, at the Annual Meeting of Shareholders to be held on November 7, 1996 and at any adjournments or postponements thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO OTHER DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE OTHER SIDE AND FOR PROPOSALS 2 AND 3. IF CUMULATIVE VOTING PROCEDURES ARE INVOKED AT THE MEETING AND THIS PROXY CARD INDICATES "FOR" OR GIVES NO DIRECTION ON PROPOSAL 1, THE DESIGNATED PROXIES ARE AUTHORIZED TO DISTRIBUTE THE VOTES REPRESENTED BY THIS PROXY IN THEIR DISCRETION SO AS TO ELECT THE MAXIMUM NUMBER OF MANAGEMENT NOMINEES WHICH MAY BE ELECTED BY CUMULATIVE VOTING.
                           (continued on  reverse side)
                              FOLD AND DETACH HERE

The Board recommends a vote FOR Proposals 1, 2, and 3.
                                                 FOR ALL          WITHHELD
1.   Proposal 1-                                 NOMINEES         FOR ALL
     ELECTION OF DIRECTORS                        /   /            /   /
     Peter Johnson       Gary E. Friedman
     John N. Abelson     Patricia M. Cloherty
     A. E. Cohen         Michael E. Herman
     Irving S. Johnson   Antonie T. Knoppers
     Melvin I. Simon

     WITHHELD FOR: (To withhold authority to, write that nominee's name in the space provided below.)

_______________________________________________________________

                                                 FOR      AGAINST    ABSTAIN
2.     Proposal 2-
          APPROVAL OF THE                       /   /      /   /      /   /
          COMPANY'S 1996
          STOCK OPTION PLAN

3.     Proposal 3-
          RATIFICATION OF                      /   /      /   /      /   /
          THE SELECTION OF
          INDEPENDENT
          ACCOUNTANTS

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature(s)___________________________________  Date ______________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             FOLD AND DETACH HERE

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